GOLDMARK MINERALS LTD.
Suite 223, 2451 Dieppe Ave. SW • Calgary, AB, Canada • T3E 7K1
Ph: 403-299-0357 • Fax 403-216-9260 • www.goldmarkminerals.com

October 18, 2007

John Hiner, President
Geocom Resources Inc.
114 W. Magnolia St., Ste. 413
Bellingham, WA 98225

Dear John:

The following outlines the understanding of Goldmark Minerals Ltd ("Goldmark") of the agreements reached at our meeting of October 11th, 2007, which will be contained in the terms of a formal agreement to be entered into between Goldmark and Geocom Resources Inc. ('Geocom")

Goldmark shall:

1. Purchase outright Geocom's full interest in the Illiamna Project, Illiamna Lake region, Southwest Alaska and become the operator of the project. Goldmark shall grant to Geocom a right of first refusal to obtain up to 15% of BHP's current interest in the project transferred by BHP through dilution or sale.

2. Purchase a 49% interest in Geocom's Central Chile projects of Santa Rosa and Marcelita and enter into an operating agreement respecting these projects

3. Obtain a working right to any new resource reconnaissance exploration work done in Geocom Sector 10 projects of Southern Chile. GMK will provide 50% of the capital required to be paid by Geocom to do this exploration work and in return receive 50% of Geocom's interest in such projects.

4. Obtain a right of refusal to any of Geocom's Sector 10 properties that are already in the project phase with it's JV partner Kinross and into which Geocom wishes to bring a partner. Such right of first refusal shall require Goldmark to fund 50% of Geocom's costs in and commitments to each respective property in order to obtain 50% of Geocom's interest therein.

5. Pay to Geocom the sum of US $200,000 as consideration for the above.

These proposals are subject to the following conditions:

The property interests in which are the subject of this letter are the property of Geocom and are free and clear of encumbrances and free of any litigation or

Suite 223, 2451 Dieppe Ave. SW • Calgary, AB, Canada • T3E 7K1
Ph: 403-299-0357 • Fax 403-216-9260 • www.goldmarkminerals.com

possible litigation concerning title to the minerals rights, the rights to work the same, or access to the same .

Geocom providing its best efforts with TNR Resources such that TNR will sell or otherwise convey to Goldmark a sufficient additional interest in the Illiamna Project to provide Goldmark with a controlling interest in the project (51%)

The Geocom Board will release John Hiner and Paul Chung to provide professional services to Goldmark for the management of these projects.

Approval of the acquisition by the board of directors of and Goldmark

Approval of the disposition by the board of directors of Geocom

Upon satisfaction of the conditions Goldmark will make payment of $200,000 US to Geocom and enter into contractual arrangement with John Hiner and Paul Chung to provide professional services for development and management of these concessions.

The objective is to have formal agreement fully completed and executed by October 25th, 2007 and funds paid to Geocom by that date.

Please execute this letter as indicated below to indicate your agreement with these proposals, or alternatively, reply by email indicating your acceptance of the same.

Yours truly,

Goldmark Minerals ltd
Per:
Peter Barker
CEO

Acknowledged and agreed to this 18 day of October, 2007

Geocom Resources Inc.
Per:

John Hiner
President